EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated October 9, 2014, with respect to the statements of condition including the related portfolios of All Cap Core Strategy 2014-4; Large Cap Core Strategy 2014-4; Mid Cap Core Strategy 2014-4; Small Cap Core Strategy 2014-4 and S&P PowerPicks Portfolio 2014-4 (included in Invesco Unit Trusts, Series 1473) as of October 9, 2014, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-197866) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
October 9, 2014